EXHIBIT 99.2
Immediate Release
Contact: Mary Brevard 248 754 0881
BORGWARNER EXPECTS $2.1 BILLION IN NEW BUSINESS FOR 2009-2011;
GAS TURBOCHARGERS AND DUAL-CLUTCH TECHNOLOGY LEAD GROWTH,
DRIVEN BY GLOBAL FUEL ECONOMY, EMISSIONS AND PERFORMANCE NEEDS
Auburn Hills, Michigan, October 29, 2008 - BorgWarner Inc. (NYSE: BWA) today announced $2.1 billion of expected net new powertrain business for 2009 through 2011, an 8% increase over its previous three-year new business despite the contraction currently occurring within the global auto industry. Demand for the company’s environmentally friendly technologies such as gasoline and diesel turbochargers and dual-clutch transmission technology is expected to continue to drive a growth rate for the company that exceeds that of the overall auto industry.
     BorgWarner is a leading provider of highly engineered engine and drivetrain components and systems that address critical environmental needs around the globe such as fuel economy and air quality. The majority of the company’s new business is sourced outside of North America with 80% of the programs expected to be launched in Asia and Europe over the three-year period.
     “While the current economic crisis is expected to slow near-term global auto sales, climate change and fuel economy remain major issues that auto makers around the world continue to address,” said Timothy M. Manganello, Chairman and Chief Executive Officer. “With an expanding global customer base, BorgWarner is uniquely positioned among vehicle suppliers to deliver powertrain technologies in a broad range of products that address these needs. Over the next three years, we believe our fuel-efficient technology will be a strong growth catalyst as the industry recovers and increases the number of more efficient vehicles available in every region of the world.”
     Of the total new business, 80% is anticipated from engine-related products such as turbochargers, ignition systems, emissions products, engine timing systems, variable cam timing modules and thermal systems. The other 20% is expected in drivetrain-related products including the company’s fuel-efficient DualTronic® transmission technology and its traditional automatic transmission and all-wheel drive technologies.
     “We have outpaced the growth of the industry by developing and launching products with customers in those regions of the world that are adopting fuel-efficient technologies,” Manganello continued. “The European market remains the leader in new powertrain technology and Europe accounts for 50% of our expected new business. As our expansion in Asia continues, new business sales are expected to account for about 30% of the total in that region by the end of the period. China represents about half of that new business. North America is approximately 20% of the anticipated new business over the three years and includes new domestic engine programs aimed at improving fuel efficiency.”
     Turbochargers for advanced diesel and gasoline direct injected (GDI) engines account for about 35% of the company’s new business, with six of the top 25 programs tied to gasoline direct injected engines in Europe and North America. This is a significant shift from the previous years’ new business and reflects the growing importance of GDI engines to address the issues of fuel efficiency and emissions reductions. The market for GDI engines is expected to triple over the next three years, from about 2 million units today to over 6 million by 2011. Europe will remain the largest market for gasoline turbochargers but North America will be the fastest growing one.
     Another 16% of the new business is tied to the company’s dual-clutch technology. The technology provides the fuel-efficiency and fun-to-drive characteristics of a manual transmission with the convenience and smooth shifting of an automatic. The number of dual-clutch transmissions in the market is expected to grow ten-fold by 2013 to about 5 million units.
     At 9:00 a.m. ET today, a brief conference call concerning third quarter results and new business will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.
     Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 64 locations in 17 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.
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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company’s products, general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors identified in its most recently filed annual report on Form 10-K. The Company does not undertake any obligation to update any forward-looking statement.